Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279771

PROSPECTUS SUPPLEMENT NO. 15

(to prospectus dated April 10, 2025)

Medicus Pharma Ltd.

1,115,500 Common Shares Issuable upon the Exercise of Warrants

This prospectus supplement amends and supplements the prospectus dated effective April 10, 2025, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-279771). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 12, 2025 (the "Form 8-K"). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares and warrants, with an exercise price of $4.64 and expiration date of November 15, 2029 (the "Public Warrants"), are listed on The Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW," respectively. On September 11, 2025, the last reported sales prices of the common shares and Public Warrants were $2.41 and $0.76, respectively.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 10 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 12, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2025

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
Conshohocken, Pennsylvania, United States 19428
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, each exercisable for one common share at an exercise price of $4.64 per share	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 12, 2025, Medicus Pharma Ltd. (the "Company") announced that James Quinlan, Chief Financial Officer of the Company, will be taking a medical leave of absence from the Company commencing on such date. In connection with Mr. Quinlan's medical leave of absence, Carolyn Bonner was appointed as acting Chief Financial Officer ("Acting CFO") of the Company. Ms. Bonner, 41, will also continue to serve as President of the Company, a role she has held since September 2023. Ms. Bonner will not receive any additional compensation for her service as Acting CFO and has not entered into any agreement with respect to her service as Acting CFO.

Prior to joining the Company Ms. Bonner was the President & CEO of Parkway Clinical Laboratories (2019 to 2023), a College of American Pathologist accredited diagnostic company, serving healthcare providers across the United States. Ms. Bonner was also the Director of Corporate Development at Building Beyond BRIC Investment Fund (2019 to 2023) where she was extensively involved in fundraising, marketing, and assisting with back office operations from May 2009 to December 2011. Previously Ms. Bonner was the Director of Business Development at Parkway Clinical Laboratories ("PCL"), where she delivered client guided customization of PCL services and creative corporate partnerships. Carolyn also simultaneously served as Director of Corporate Development for Rosetta Genomics, a publicly traded Israeli biotech company, the parent company of PCL, from July 2008 to May 2009. Ms. Bonner started her career in 2006 as a sales executive at Lakewood Pathology (now called PLUS Diagnostics), which is owned and operated by Water Street Healthcare Partners, a Chicago based private equity fund. Ms. Bonner has a B.A. focused in marketing from West Chester University.

There are no family relationships between Ms. Bonner and any director or executive officer of the Company pursuant to Item 401(d) of Regulation S-K and the Company has not entered into any transactions with Ms. Bonner that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Ms. Bonner and any other persons pursuant to which he will be appointed as an executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name:	Dr. Raza Bokhari
Title:	Executive Chairman and Chief Executive Officer

Dated: September 12, 2025